Exhibit 10.1

FIRST AMENDMENT
to
ERIE INDEMNITY COMPANY
EQUITY COMPENSATION PLAN

WHEREAS, Erie Indemnity Company (the "Company") adopted the Erie Indemnity Company Equity Compensation Plan (the "Plan") by action of its Board of Directors on February 21, 2013, and the Company's shareholders approved the Plan at the Annual Meeting of Shareholders on April 17, 2013, and
WHEREAS, pursuant to Section 15 of the Plan the Board of Directors reserved authority to amend the Plan, and
WHEREAS, the Board of Directors has determined to allow the payment of dividend equivalents prior to the vesting of a Participant's interest in Restricted Share Units,
NOW, THEREFORE, the Plan is amended as follows:
1.Section 9(b)(vi) is amended to read in its entirety as follows:
(vi) Dividend Equivalents. Notwithstanding paragraph (iv), the Committee may, but it need not, provide for dividend equivalents with respect to an award of Restricted Share Units. If the Committee provides for dividend equivalents, it shall specify as the terms and conditions of payment either those described in subparagraph (1) or those described in subparagraph (2):
(1) Under the first alternative, as of each Class A Share dividend payment date, there shall be credited to a bookkeeping account established for a Participant an amount equal to the dividends that would be payable on that date with respect to the number of Shares covered by the Restricted Share Units outstanding on that date under the Participant's award. The Committee may provide for the crediting of interest on any dividend equivalents credited to a Participant’s account or may provide that the dividend equivalent credit be adjusted for hypothetical investment experience in such manner as the Committee may determine. If the Participant forfeits his or her interest in Restricted Share Units, the Participant shall simultaneously forfeit any dividend equivalents (as adjusted) attributable to those Restricted Share Units. Amounts credited to a Participant's account that are vested and not forfeited shall be payable in accordance with Section 9(c).
(2) Under the second alternative, for each Class A Share dividend payment date, the Company shall pay to a Participant, or in the event of the Participant's death to his or her beneficiary, an amount equal to the dividends that would be payable on that date with respect to the number of Shares covered by the Restricted Share Units outstanding on that date under the Participant's award. The Company shall pay the dividend equivalents on or as soon as practicable after the payment date of the dividends to which they relate, and not later than December 31 of the year of that payment date.

2.    This amendment is effective January 1, 2014, with respect to awards with award dates on or after January 1, 2014.
IN WITNESS WHEREOF, the Board of Directors of the Company has caused this document to be executed as of the 10th day of March, 2014.

ERIE INDEMNITY COMPANY

By /s/ Sean J. McLaughlin
Sean J. McLaughlin
Executive Vice President,
Secretary and General Counsel

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